Exhibit (a)(5)(vii)

PHH CORPORATION ANNOUNCES FINAL RESULTS OF TENDER OFFER

Mount Laurel, NJ — September 15, 2017 — PHH Corporation (“PHH” or the “Company”) (NYSE: PHH) announced today the final results of its modified “Dutch auction” tender offer, which expired at 12:01 a.m., New York City time, on Monday, September 11, 2017.

Based on the final count by Computershare Trust Company, N.A., the depositary for the tender offer, PHH accepted for payment an aggregate of 18,762,962 shares of PHH’s common stock at a purchase price of $14.25 per share, for an aggregate cost of $267,372,201, excluding fees and expenses relating to the tender offer.  The shares of common stock accepted for purchase include 18,666,666 shares that the Company initially offered to purchase for up to $266,000,000 and 96,296 additional shares that the Company has elected to purchase for the remaining balance pursuant to its right to purchase up to an additional 2% of its outstanding shares without amending or extending the tender offer.  The shares purchased represent approximately 36.6% of PHH’s common stock issued and outstanding as of September 11, 2017.

Because the aggregate number of shares of PHH’s common stock that were validly tendered and not validly withdrawn was less than the total number of shares that PHH could have acquired if its right to purchase up to an additional 2% of its outstanding shares could have been fully exercised, all of the shares of PHH’s common stock that were validly tendered and not validly withdrawn were acquired.

The depositary will promptly pay for the shares accepted for purchase and will promptly return all shares tendered and not accepted for purchase. After giving effect to the purchase of the shares, the Company will have outstanding approximately 32.5 million shares of its common stock.

The Company funded the share purchases in the tender offer with $267,372,201 of available excess cash on hand.

The tender offer was made pursuant to an Offer to Purchase and Letter of Transmittal, each filed with the Securities and Exchange Commission on August 11, 2017, as each was amended and supplemented by the Supplement to Offer to Purchase, filed with the Securities and Exchange Commission on August 25, 2017.

Credit Suisse Securities (USA) LLC served as dealer manager for the tender offer, MacKenzie Partners, Inc. served as information agent for the tender offer and Computershare Trust Company, N.A. is serving as depositary for the tender offer.

About PHH

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of end-to-end mortgage solutions through its subsidiary, PHH Mortgage. Its outsourcing model and proven expertise, combined with a strong commitment to operational excellence and customer service, has enabled PHH Mortgage to become one of the largest non-bank originators, servicers and subservicers of residential mortgages in the United States. PHH Mortgage currently provides mortgage solutions for the real estate market and financial institutions, and offers home financing directly to consumers.  For additional information, please visit www.phh.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” including statements related to the tender offer for shares of the Company’s common stock. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. The inclusion of this forward-looking information should not be regarded as a representation by PHH or any other person that its future plans, estimates or expectations will be achieved. Such forward-looking statements are subject to risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy, liquidity and planned transactions that could cause our actual results, including with respect to the tender offer, to differ materially from those expressed or implied by these forward-looking statements. Factors which could have a material adverse effect on the Company’s operations, future prospects and value of its shares include, but are not limited to: expectations about changes to its operating expenses; anticipated capital expenditures; expectations about changes in its earnings in equity interests and net income; expectations about the amount of unrecognized tax benefits, the outcome of tax assessment appeals, the adequacy of its existing tax reserves, future tax expenditures, and tax rates; expectations about the sufficiency of its available sources of liquidity to meet normal operating requirements and capital expenditures; expectations regarding the future outcome of legal proceedings in which the Company is involved; potential adverse effects on its relationships with existing and potential advertisers, suppliers, customers, vendors, distributors, landlords, licensors, licensees, joint venture partners, and other business partners; the number of shares it is able to purchase pursuant to the tender offer or otherwise; and the ability of PHH to achieve the benefits contemplated by the tender offer.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. The foregoing should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Form 10-Q for the quarter ended June 30, 2017 filed with the SEC and other documents the Company files with or furnish to the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Company anticipates will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business or operations.

Contact Information:

Investors

Hugo Arias

hugo.arias@phh.com

(856) 917-0108

Media

Dico Akseraylian

dico.akseraylian@phh.com

(856) 917-0066